Exhibit 99.1

Wave Life Sciences Reports Second Quarter 2017 Financial Results and Provides Business Update

CAMBRIDGE, Mass., August 9, 2017 – Wave Life Sciences Ltd. (NASDAQ: WVE), a biotechnology company focused on delivering transformational therapies for patients with serious, genetically-defined diseases, today announced financial results for the second quarter ended June 30, 2017.

“We recently achieved two major milestones: transitioning to a clinical stage company, with the commencement of our two phase 1b/2a trials in Huntington’s Disease, PRECISION-HD1 and PRECISION-HD2; and the opening of our new cGMP manufacturing facility,” said Paul Bolno, M.D., MBA, President and Chief Executive Officer of Wave Life Sciences. “Our lead DMD Exon 51 program is on track to enter the clinic later this year, and I am excited to announce our next development program targeting C9orf72 mutations in ALS and FTD. Our collaboration with Pfizer continues to advance with multiple programs progressing through in-vivo lead optimization. Within our discovery engine, we continue to generate compelling data for new modalities such as single-stranded RNAi, as well as splice correction. With the progression of our pipeline and advancement in our platform capabilities, we are closer to potentially bringing new hope and precision medicines to patients living with serious, genetically-defined diseases.”

Business Update

•	Huntington’s disease allele selective programs (WVE-120101, WVE-120102) clinical trials initiated

In July, Wave announced the initiation of the Company’s PRECISION-HD program, which includes PRECISION-HD1 and PRECISION-HD2, two Phase 1b/2a global clinical trials evaluating WVE-120101 and WVE-120102, respectively, for patients with Huntington’s disease (HD). Both PRECISION-HD trials will follow the same protocol, and each will target a single nucleotide polymorphism (SNP), that marks a separate and distinct location on the mutant huntingtin (HTT) gene transcript. Both trials are multicenter, randomized, double-blind, placebo-controlled, and will primarily evaluate the safety and tolerability of single and multiple doses of WVE-120101 and WVE-120102, administered intrathecally in HD patients. PRECISION-HD1 and PRECISION-HD2are the first two clinical trials in the company’s history. Completion of the trials is anticipated for 2H 2019.

•	DMD Exon 51 (WVE-210201) on track to initiate clinical trials 2H 2017

WVE-210201, Wave’s lead program for Duchenne muscular dystrophy (DMD), is expected to enter the clinic in the second half of 2017 as planned. At the end of the second quarter, Wave presented additional pre-clinical data at the Parent Project Muscular Dystrophy conference, which included additional Western blot data as well as further in-vivo stability data. These data supported previously reported pre-clinical findings, and demonstrated efficient exon 51 skipping, dystrophin protein restoration and high tissue stability.

•	Expansion of pipeline with C9orf72 targeting program addressing amyotrophic lateral sclerosis (ALS) and frontotemporal dementia (FTD)

Today, Wave is announcing C9orf72 as its next program, aimed at treating the fatal, complex neurodegenerative disorders ALS and FTD. Wave is targeting pathological C9orf72 mutations resulting from repeat expansions in the gene. These expansions are currently known as the largest genetic cause of familial ALS and FTD, accounting for approximately one-third and one-quarter of patients, respectively. Mutations of C9orf72 are also considered to be a strong genetic risk factor for the more common, non-inherited, sporadic forms of ALS and FTD. Wave anticipates clinical trial initiation of ALS and FTD programs in late 2018. Further information on each of these programs will be disclosed and presented later this year.

•	Lexington, Massachusetts manufacturing facility opens

In July, Wave began occupying its new 90,000 square foot facility in nearby Lexington, MA. The facility will provide Wave with the ability to produce active pharmaceutical ingredient under current good manufacturing practice (cGMP). This capability will give Wave and its current and future partners increased control and visibility of its drug product supply chain as well as greater capacity and flexibility in bringing multiple products to market.

•	Advancements in nucleic acid research and discovery platform update

In the second quarter, Wave disclosed progress in its single-strand RNAi (ssRNAi) capabilities, with and without GalNAc conjugates. Optimized with Wave chemistry, ssRNAi exhibits comparable or greater potency than double-stranded RNAi formats and has demonstrated improved stability and pharmacology in vitro and in vivo. This progress is expected to extend RNAi mediated silencing to tissues beyond those accessible to double-stranded formats. Wave has also made advancements in applying GalNAc conjugated antisense oligonucleotides, with in vivo data demonstrating improved duration of activity and continued suppression of protein at 80 days compared to stereorandom.

In June, Wave announced its collaboration with ReadCoor, Inc. aimed at developing a cellular map of the mouse brain through in situ transcriptomics. We expect this collaboration will enable a highly detailed characterization of the impact of nucleic acid based therapies in different cell types, across cellular compartments, and the role of stereochemistry in optimizing silencing and splicing therapies in the brain.

Second Quarter 2017 Financial Results and Financial Guidance

Wave reported a net loss of $24.7 million for the second quarter of 2017, as compared to a net loss of $11.6 million for the second quarter of 2016. The increase in net loss for the second quarter was mainly due to increases in direct research, discovery and development expenses as well as increases in compensation-related expenses as Wave continues to grow its employee headcount to support its corporate goals.

Research and development expenses were $19.1 million for the second quarter of 2017 as compared to $8.4 million for the second quarter of 2016. This increase was largely due to increases in supplies and services expenses, related to the continued development of Wave’s three lead programs as well as its discovery and platform activities, along with increases in its compensation-related expenses, due to the increase in headcount.

General and administrative expenses were $6.7 million for second quarter of 2017, as compared to $3.7 million for the second quarter of 2016. This increase was driven by increases in compensation-related expenses, due to an increase in headcount, as well as increases in facility-related expenses and other general operating expenses.

As of June 30, 2017, Wave had cash and cash equivalents totaling $197.4 million as compared to $150.3 million as of December 31, 2016. The increase in cash and cash equivalents was mainly due to the $93.5 million in net proceeds from the April 2017 follow-on offering, partially offset by Wave’s year-to-date net loss of $45.7 million.

Wave expects that the cash and cash equivalents available as of June 30, 2017, together with anticipated milestone payments under its existing collaboration with Pfizer, will be sufficient to fund its operating expenses and capital expenditure requirements into mid-2019.

About Wave Life Sciences

Wave Life Sciences is a biotechnology company focused on delivering transformational therapies for patients with serious, genetically-defined diseases. Our chemistry platform enables the creation of highly specific, well characterized oligonucleotides designed to deliver superior efficacy and safety across multiple therapeutic modalities. Our pipeline is initially focused on neurological disorders and extends across several other therapeutic areas.

Forward Looking Information

This press release contains forward-looking statements concerning our goals, beliefs, expectations, strategies, objectives and plans, and other statements that are not necessarily based on historical facts, including statements regarding the following: the anticipated commencement and duration of our clinical trials; the protocol, design and endpoints of our clinical trials; the future performance and results of our programs in clinical trials; the progress and potential benefits of our collaborations with partners; our identification of future candidates and their therapeutic potential; the anticipated therapeutic benefits of our therapies compared to other therapies; our advancing of therapies across multiple modalities and the anticipated benefits of that strategy; the anticipated benefits of our internal manufacturing facility; our future growth; the potential benefits of our stereochemistry compared with stereorandom compounds, our drug discovery platform and nucleic acid therapeutics generally; and the anticipated duration of our cash runway. Actual results may differ materially from those indicated by these forward-looking statements as a result of various important factors, including the following: the ability of our preclinical programs to produce data sufficient to support our clinical trial applications and the timing thereof; our ability to continue to build and maintain the company infrastructure and personnel needed to achieve our goals; the clinical results of our programs, which may not support further development of product candidates; actions of regulatory agencies, which may affect the initiation, timing and progress of clinical trials; our effectiveness in managing future clinical trials and regulatory processes; the success of our platform in identifying viable candidates; the continued development and acceptance of nucleic acid therapeutics as a class of drugs; our ability to demonstrate the therapeutic benefits of our candidates in clinical trials, including our ability to develop candidates across multiple therapeutic modalities; our ability to obtain, maintain and protect intellectual property; our ability to enforce our patents against infringers and defend our patent portfolio against challenges from third parties; our ability to finance our drug discovery efforts and to raise additional capital when needed; and competition from others developing therapies for similar uses, as well as the information under the caption “Risk Factors” contained in our most recent Annual Report on Form 10-K filed with the Securities and Exchange Commission (SEC) and in other filings we make with the SEC from time to time. We undertake no obligation to update the information contained in this press release to reflect subsequently occurring events or circumstances.

Media and Investor Contact:

Wave Life Sciences

Jillian Connell

617-949-2981

jconnell@wavelifesci.com

WAVE LIFE SCIENCES LTD.

UNAUDITED CONSOLIDATED BALANCE SHEETS

(In thousands, except share amounts)

	June 30, 2017	December 31, 2016
Assets
Current assets:
Cash and cash equivalents	$197,394	$150,293
Prepaid expenses and other current assets	3,830	1,483
Deferred tax assets	—	214

Total current assets	201,224	151,990
Property and equipment, net	20,775	8,607
Deferred tax assets	774	560
Restricted cash	3,606	3,601
Other assets	53	53

Total assets	$226,432	$164,811

Liabilities, Series A preferred shares and shareholders’ equity
Current liabilities:
Accounts payable	$7,983	$4,943
Accrued expenses and other current liabilities	4,589	4,434
Current portion of capital lease obligation	47	62
Current portion of deferred revenue	2,705	2,705
Current portion of lease incentive obligation	231	11

Total current liabilities	15,555	12,155
Long-term liabilities:
Capital lease obligation, net of current portion	—	16
Deferred rent	2,864	680
Deferred revenue, net of current portion	6,959	8,311
Lease incentive obligation, net of current portion	2,197	116
Other liabilities	2,071	796

Total long-term liabilities	14,091	9,919

Total liabilities	$29,646	$22,074

Series A preferred shares, no par value; 3,901,348 shares issued and outstanding at June 30, 2017 and December 31, 2016	$7,874	$7,874

Shareholders’ equity:
Ordinary shares, no par value; 27,731,412 and 23,502,169 shares issued and outstanding at June 30, 2017 and December 31, 2016, respectively	$309,355	$215,602
Additional paid-in capital	15,996	10,029
Accumulated other comprehensive loss	(273)	(291)
Accumulated deficit	(136,166)	(90,477)

Total shareholders’ equity	$188,912	$134,863

Total liabilities, Series A preferred shares and shareholders’ equity	$226,432	$164,811

WAVE LIFE SCIENCES LTD.

UNAUDITED CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except share and per share amounts)

	Three Months Ended June 30,		Six Months Ended June 30,
	2017	2016	2017	2016
Revenue	$676	$417	$1,352	$417

Operating expenses:
Research and development	19,103	8,401	33,843	13,137
General and administrative	6,667	3,654	12,517	6,870

Total operating expenses	25,770	12,055	46,360	20,007

Loss from operations	(25,094)	(11,638)	(45,008)	(19,590)
Other income (expense):
Dividend income	482	—	772	—
Interest income (expense), net	1	106	4	210
Other income (expense), net	(64)	15	(136)	11

Total other income (expense), net	419	121	640	221

Loss before income tax provision	(24,675)	(11,517)	(44,368)	(19,369)
Income tax provision	(18)	(48)	(1,321)	(43)

Net loss	$(24,693)	$(11,565)	$(45,689)	$(19,412)

Net loss per share attributable to ordinary shareholders—basic and diluted	$(0.92)	$(0.51)	$(1.81)	$(0.88)

Weighted-average ordinary shares used in computing net loss per share attributable to ordinary shareholders—basic and diluted	26,899,058	22,708,022	25,224,725	22,126,562